EXHIBIT 99.1

Mid Penn Bancorp, Inc. Reports Fourth Quarter Earnings

MILLERSBURG, Pa., Jan. 24, 2013 (GLOBE NEWSWIRE) -- Mid Penn Bancorp, Inc. ("Mid Penn") (Nasdaq:MPB), the parent company of Mid Penn Bank, today reported net income available to common shareholders for the fourth quarter of $1,062,000, or $0.30 per common share. Mid Penn's earnings available to common shareholders for the year ended December 31, 2012 were $4,437,000, or $1.27 per common share, an increase of 10.1% over the $4,029,000 earnings available to common shareholders, or $1.16 per common share, reported for the year ended December 31, 2011.

2012 Financial Highlights
(dollars in thousands, except per share data)
			Change
	12/31/2012	12/31/2011	$	%

Total Assets	$ 705,200	$ 715,383	$ (10,183)	-1.4%
Total Loans (net)	478,711	475,945	2,766	0.6%
Total Deposits	625,461	634,055	(8,594)	-1.4%

	Quarter Ended				Year-to-Date Ended
			Change				Change
	12/31/2012	12/31/2011	$	%	12/31/2012	12/31/2011	$	%

Net Interest Income	$ 5,771	$ 5,831	$ (60)	-1.0%	$ 23,241	$ 22,023	$ 1,218	5.5%
Provision for Loan and Lease Losses	361	50	311	622.0%	1,036	1,205	(169)	-14.0%
Total Noninterest Income	957	769	188	24.4%	3,683	2,996	687	22.9%
Total Noninterest Expense	4,976	4,806	170	3.5%	19,743	18,048	1,695	9.4%
Net Income Available to Common Shareholders	1,062	1,223	(161)	-13.2%	4,437	4,029	408	10.1%
Diluted Earnings per Common Share	0.30	0.35	(0.05)	-14.3%	1.27	1.16	0.11	9.5%
Return on Average Equity	8.28%	10.17%	N/A	-18.6%	8.92%	8.96%	N/A	-0.4%

President's Statement

Within this press release you will find details of our 2012 fourth quarter and for the entire 2012 year.  For the fourth quarter, earnings exceeded $1,000,000, now the 6th straight quarter we have reached that mark. For the 2012 year, earnings were up over 10% compared with 2011 results. We would classify 2012 as a good year, but recognize we are capable of even better performance going forward.

We continue to have a positive outlook for the Bank's future based on our most recent past.  We consider the fourth quarter of 2012 to be yet another step in a positive direction and one that places us in a position for strong performance in 2013.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC").  Accordingly, the financial information in this announcement is subject to change.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Mid Penn to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words "expect," "anticipate," "intend," "plan," "believe," "estimate," and similar expressions are intended to identify such forward-looking statements.

Mid Penn's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

  The effects of future economic conditions on Mid Penn and its customers;
  Governmental monetary and fiscal policies, as well as legislative and regulatory changes;
  The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
  The risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;
  The effects of economic deterioration on current customers, specifically the effect of the economy on loan customers' ability to repay loans;
  The effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in Mid Penn's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;
  The costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
  Technological changes;
  Acquisitions and integration of acquired businesses;
  The failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;
  Acts of war or terrorism;
  Volatilities in the securities markets; and
  Deteriorating economic conditions.

All written or oral forward-looking statements attributable to Mid Penn are expressly qualified in their entirety by these cautionary statements.

The Mid Penn Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6428

CONTACT: Rory G. Ritrievi
         President
         Chief Executive Officer

         Kevin W. Laudenslager
         Chief Financial Officer

         Mid Penn Bancorp, Inc.
         349 Union Street
         Millersburg, PA  17061
         (717) 692-2133